Exhibit 99.2

FOR IMMEDIATE RELEASE	Company Contacts Investors: James Zeumer (248) 433-4597 email: jim.zeumer@pulte.com

Media: Mark Marymee (248) 433-4648 email: mark.marymee@pulte.com
PULTE HOMES ANNOUNCES TWO-FOR-ONE STOCK SPLIT
Company Announces Plans To Raise Dividend Payout by 60 Percent
     Bloomfield Hills, MI, July 27, 2005 – Pulte Homes (NYSE: PHM) announced today that its Board of Directors has declared a two-for-one stock split to be effected in the form of a 100 percent stock dividend. The additional shares of common stock will be distributed on September 1, 2005, to the shareholders of record as of August 15, 2005.
     The Company also announced that it will increase its quarterly dividend by $.03 per share, from $.05 to $.08 on a pre-split basis, an increase of 60 percent. The quarterly dividend of $.04 per share on a post-split basis will be payable October 3, 2005 to shareholders of record as of September 26, 2005.
     “Pulte Homes’ diversification strategy in terms of markets and customers served has enabled the Company to expand market share and dramatically grow its operations,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Today’s actions by the Board reflect their continued confidence in the Company’s ability to consistently deliver strong operating and financial results.”
About Pulte Homes
     Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 54 markets and 28 states. In 2004, the company closed 38,612 domestic home sales and generated revenues of $11.7 billion. During its 55-year history, the company has constructed more than 408,000 homes. In 2004, J.D. Power and Associates named Pulte the inaugural recipient of its Platinum Award for Excellence in Customer Service among America’s leading homebuilders. J.D. Power ranked Pulte No. 1 in 14 markets, and among the top three in 23 of 25 markets surveyed. Under its Del Webb brand, Pulte is the nation’s leading builder of active adult communities for people age 55 and better. Its DiVosta operation is nationally recognized for a building system that has delivered more than 25,000 “Built Solid” homes in Florida since 1960. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com
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